Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-124835 of First State Financial Corporation on Form S-8 of our reports dated March 1, 2007 with respect to the consolidated financial statements of First State Financial Corporation, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of First State Financial Corporation for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Fort Lauderdale, Florida

March 8, 2007